Exhibit 3.4

Sound Surgical Technologies LLC

Operating Agreement

July 31, 1998

As Amended Through December 5, 2003

Table of Contents

1.	Business Name	1

2.	Purpose	1

3.	Registered Office	1

4.	Registered Agent	1

5.	Management	2

	A. Management Committee	2
	B. Chair	2
	C. Managers’ Compensation	2
	D. Removal of Managers	2

6.	Meetings of Management Committee	2
	A. Location	2
	B. First Meeting	2
	C. Regular Meetings	2
	D. Special Meetings	3
	E. Quorum	3
	F. Action by Written Consent	3
	G. Participation by Telephone Conference	3

7.	Members	3

8.	Initial Capital Contributions	3

9.	Additional Contributions	4

10.	Membership Interests	4
	A. Units	4
	B. Preferred Units	4

11.	Evidence of Membership Interest	6

12.	Transfers of Interest	6
	A. Transfers Permitted	6
	B. Limitations	6
	1. Not Registered Securities; Investment
	Representation	6
	2. Holding Period	7

13.	Resignation; Withdrawal of Capital	7

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14.	Admission of Additional Members; Increases in
	Contributed Capital	8
	A. Admission of Members	8
	B. Preemptive Rights	8
	1. From Other Than a Member	8
	2. From a Member	9
	3. Authority of Management Committee to Waive Preemptive Rights	9
	C. Valuation of Capital Contributions	9
	D. Options to Acquire Units	9

15.	Meetings of Members	9
	A. Location	9
	B. Annual Meeting	9
	C. List of Members	10
	D. Special Meetings	10
	E. Notice of Special Meeting	10
	F. Business to be Transacted	10
	G. Quorum	10
	H. Required Vote	11
	I. One Vote per Unit; Proxy Voting;
	Cumulative Voting Not Permitted	11
	J. Action by Written Consent	11
	K. Participation by Telephone Conference	11

16.	Allocation of Profits and Losses	11

17.	Distributions	12

18.	Limited Liability	12

19.	Exculpation and Indemnification	12

20.	Notices	13
	A. How Given	13
	B. Waiver	13

21.	Duration and Continuity of the Company	13

22.	Sale of Assets	14

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23.	General Provisions	14
	A. Statement of the Business	14
	B. Checks	14
	C. Fiscal Year and Accounting Method	14
	D. Tax Classification	14
	E. Bank Accounts	14
	F. Title to Assets	14
	G. Seal	15
	H. Officers	15

24.	Dispute Resolution	15

25.	Separability of Provisions	16

26.	Governing Law	16

27.	Amendments	16

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OPERATING AGREEMENT

OF

SOUND SURGICAL TECHNOLOGIES LLC

This Operating Agreement of Sound Surgical Technologies LLC, a Colorado limited liability company (the “Company”), is entered into between William W. Cimino, residing at 578 West Sagebrush Court, Louisville, CO 80027, and Douglas D. Foote, Trustee for William W. Cimino, residing at 1390 Green Willow Lane, Greenwood Village, CO 80121, being all of the members (the “Members”) of the Company, and is agreed to by the Company, as of the 31st day of July 1998.

The Company was formed July 30, 1998 pursuant to and in accordance with the Colorado Limited Liability Company Act (C.R.S. §7-80-101 et seq.), as amended from time to time (the “Act”). The Company shall be governed by the provisions of the Act, except that, where a provision below differs from a corresponding or related provision of the Act, it shall be deemed that it is the intent of the Members to establish such different provisions to govern the Company, notwithstanding the provisions of the Act, to the full extent permitted by C.R.S. §7-80-108 or its successor statutory provision.

1. Business Name. The name of the Company is as stated above. Upon vote of the Managers, the Company may conduct business under such other name or names as the Managers may deem appropriate and upon compliance with applicable trade name or fictitious business name statutes and regulations.

2. Purpose. The Company may engage in any lawful act or activity for which limited liability companies may be formed under the Act and in any and all activities necessary or incidental thereto.

3. Registered Office. The address of the initial registered office of the Company in the State of Colorado is 1390 Green Willow Lane, Greenwood Village, CO 80121. The address of the registered office of the Company may be changed by vote of the Managers of the Company from time to time, and amendment of this provision shall not be required to effect such change.

4. Registered Agent. The name and address of the initial registered agent of the Company for service of process on the Company in the State of Colorado is Douglas D. Foote, 1390 Green Willow Lane, Greenwood Village, CO 80121. A different registered agent of the Company may be appointed from time to time by vote of the Managers of the Company, and the name or address or both of the registered agent of the Company may be changed from time to time as provided by the Act, and amendment of this provision shall not be required to effect such change.

5. Management.

A. Management Committee. The business and affairs of the Company shall be managed by a Management Committee comprising no less than two nor more than seven Managers who shall be elected by the Members to serve for a term of one year and until their successors are duly elected or until their earlier death, resignation or removal. A Manager need not be a member of the Company. The initial number of Managers shall be two. The Management Committee may increase or decrease that number within the limits prescribed above, and may fill vacancies occurring by such increase or by death, resignation or removal by the Members of a Manager, provided that in decreasing the number of Managers, no incumbent Manager shall be removed from office except as provided in Subsection 5.D. The Management Committee may exercise all powers of the Company and do all such lawful acts and things as are not by statute or by the Articles of Organization of the Company or by this Operating Agreement directed or required to be exercised or done by the Members.

B. Chair. At the same time the Members elect Managers, the Members shall designate one Manager as Chair of the Management Committee. The Chair so designated shall have a casting vote in the event of a tie vote of the Management Committee.

C. Managers’ Compensation. The Management Committee shall have the authority to fix the compensation of Managers. The Managers shall be paid their reasonable expenses, if any, of attendance at each meeting of the Managers. Payment to a Manager of compensation or expenses under this Subsection shall not preclude any Manager from serving the Company in any other capacity and receiving compensation for such services.

D. Removal of Managers. Any Manager or all Managers may be removed, with or without cause, by vote of two-thirds of the total outstanding Units (as defined in Section 10) in the Company at a meeting of Members duly called for such purpose.

6. Meetings of Management Committee.

A. Location. The Management Committee of the Company may hold meetings, both regular and special, at any location selected by it, either within or without the State of Colorado.

B. First Meeting. The first meeting of each newly elected Management Committee shall be held at the location of and immediately following the annual meeting of Members and no notice of such meeting shall be necessary to the newly elected Managers in order legally to constitute the meeting if a quorum is present.

C. Regular Meetings. Regular meetings of the Management Committee may be held without notice at such time and at such place as the Management Committee shall from time to time determine.

D. Special Meetings. Special meetings of the Management Committee may be called by the Chair of the Management Committee on two days’ notice to each Manager; special meetings shall be called by the Chair of the Management Committee on like notice on the written request of two Managers.

E. Quorum. At all meetings of the Management Committee a majority of the Managers shall constitute a quorum for the transaction of business and the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Managers. If a quorum shall not be present at any meeting of the Management Committee, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

F. Action by Written Consent. Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if all members of the Management Committee consent to such action in writing and the writing or writings are filed with the minutes of proceedings of the Management Committee.

G. Participation by Telephone Conference. Managers may participate in a meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

7. Members. The names and the mailing addresses of the initial Members of the Company are as follows:

Name	Address
William W. Cimino	578 West Sagebrush Court
Louisville, CO 80027

Douglas D. Foote,	1390 Green Willow Lane
Trustee for William W. Cimino	Greenwood Village, CO 80121

8. Initial Capital Contributions. The Members have contributed the following amounts to the Company:

William W. Cimino	$8,490.00 in documented
pre-organization costs

Douglas D. Foote,
Trustee for William W. Cimino	$10.00 in cash

9. Additional Contributions. No Member is required to make any additional capital contribution to the Company beyond the capital contributions stated above as made or to which a Member is obligated as stated in a subscription or other agreement in respect of the issuance of membership interests in the Company. However, a Member may make additional capital contributions to the Company upon affirmative vote of a majority of the total outstanding Units (as defined in Section 10) in the Company, subject to the provisions of Subsection 14.B.

10. Membership Interests.

A. Units. Except as provided in Subsection B, below, the interest a Member has in the Company shall be expressed in membership interest units (“Units”). Except for the initial Units set out below, the Management Committee shall determine the number of Units to be issued in return for each capital contribution made when a new member is admitted or when additional capital contributions are made by existing Members. The initial capital contributions stated above have created the following Units:

William W. Cimino	849 Units
Douglas D. Foote,
Trustee for William W. Cimino	001 Units
Total	850 Units

B. Preferred Units.

1. Series A Preferred Units. The Company is authorized to issue up to 200 Series A Cumulative Convertible Redeemable Preferred Units (“Series A Preferred Units”) at a price of $4,125 per Series A Preferred Unit.

2. Cumulative Preferred Dividend. Each Series A Preferred Unit shall be entitled to a dividend annually on each anniversary of the issuance of such Series A Preferred Unit in the amount of $412.50. Such dividend shall be paid only if there are sufficient retained earnings in the Company to permit such payment and the Management Committee deems such payment to be in the best interest of the Company. Dividends payable (whether on Series A Preferred Units or on accrued but unpaid dividends as provided below) but unpaid shall accrue and such dividends remaining unpaid at the next anniversary of the issuance of the Series A Preferred Units to which such dividends relate shall themselves be entitled to a dividend annually on such anniversary date, and on each subsequent anniversary date so long as the same remain unpaid, in an amount equal to 10% of such accrued but unpaid dividends. The Company shall make no distribution to the holder of any Units unless and until all accrued dividends payable to the holders of Series A Preferred Units have been paid.

3. Preference Upon Liquidation. In the event of liquidation of the Company, no distribution shall be made to holders of Units until distributions have been made to the holders of Series A Preferred Units in the aggregate amount of $4,125 per Series A Preferred Unit plus the sum of all accrued but unpaid dividends on such Series A Preferred Unit.

4. Holder’s Conversion Rights. The holders of Series A Preferred Units registered in the records of the Company shall have the right upon notice to the Company (a) to convert all or any part of such Series A Preferred Units to Units at any time and from time to time at the ratio of two Series A Preferred Units for each Unit and (b) to convert all or any part of accrued but unpaid dividends on such Series A Preferred Units to Units at a value of $8,250 per Unit. Such notice shall be irrevocable. Upon receipt of such notice, the Company shall register in the records of the Company in the name of the holder giving such notice the number of Units into which such Series A Preferred Units or accrued but unpaid dividends or both are converted and shall give notice of the same to the holder. Upon registration of such Units in the records of the Company, the Series A Preferred Units or the accrued dividends or both so converted shall be deemed canceled.

5. Company’s Redemption Rights. At any time and from time to time, the Company may give notice to the holder or holders of all or any of the Series A Preferred Units selected by the Company that the Company intends to redeem such Series A Preferred Units at a price of $4,125 per Series A Preferred Unit plus payment of all accrued but unpaid dividends on such Series A Preferred Units (in the aggregate, the “Redemption Amount”) on a date specified (the “Specified Redemption Date”) which date shall be not less than thirty nor more than ninety days after the effective date of such notice. On the Specified Redemption Date, the Company shall tender to each holder of Series A Preferred Units noticed for redemption who does not give notice of conversion in accordance with the following sentence the appropriate aggregate Redemption Amount, and the Series A Preferred Units to which such Redemption Amount relates thereupon shall be deemed cancelled. Each holder of Series A Preferred Units noticed for redemption shall have fifteen days from the effective date of such notice in which to give to Company written notice of such holder’s intent to convert to Units in accordance with Subsection 10.B.4, above, any or all of the Series A Preferred Units noticed for redemption and all accrued but unpaid dividends on or derived from the Series A Preferred Units to which such notice of intent to convert relates. Such notice shall be irrevocable and such conversion shall take precedence over redemption by the Company.

6. Voting Rights. Holders of record of Series A Preferred Units shall have voting rights on all matters that come before the Members of the Company based on one vote for every two such Series A Preferred Units registered in the name of such holder (fractional votes shall not be permitted).

7. Preferred Units Otherwise Deemed Units. Except as provided in this Subsection 10.B. or if the context requires otherwise to give full effect to this Subsection, the term “Units” as used in this Operating Agreement shall include Series A Preferred Units.

11. Evidence of Membership Interest. The membership interests of all Members shall be registered as Units in the register of Members of the Company. Upon request of a Member, the Management Committee shall issue a statement certifying the number of Units registered to the Member on the records of the Company and the total number of Units outstanding in the Company. Such statement shall not be considered a document of title to such Units for any purpose, but as between the Member and the Company shall be binding upon the Company as to the contents thereof, absent manifest error. No certificates of Unit participation or similar certificates shall issue in respect of a Member’s interest in the Company.

12. Transfers of Interest.

A. Transfers Permitted. Subject to Subsection 12.B., a Member may transfer in whole or in part its interest in the Company without the consent of the other Members, provided that no transfer shall be in less than whole Units. If a Member transfers all or part of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon delivery to a Manager of the Company of an instrument in form and substance reasonably satisfactory to the Company executed by the transferor Member giving the name and address of the transferee Member, the number of Units being transferred, the full consideration for the transfer, and the effective date of the transfer, an instrument in form and substance reasonably satisfactory to the Company executed by the transferee acknowledging the transfer and signifying its agreement to be bound by this Operating Agreement, and such other documents and opinions of counsel as the Company reasonably may require evidencing compliance with the provisions of this Operating Agreement and applicable securities laws regarding such transfer. All such transfers shall be entered in the records of the Company promptly. Neither the Company nor any of the Members shall be bound or otherwise affected by, nor in any way obligated to recognize, any transfer of membership interest prior to receipt by a Manager of the Company of the instruments, documents and opinions specified above and entry of the transfer in the records of the Company.

B. Limitations.

1. Not Registered Securities; Investment Representation. Each Member understands and acknowledges that membership interests (Units) in the Company are securities and have not been and are not contemplated to be registered under the federal Securities Act of 1933 (the “33 Act”) or any state securities law. The Units cannot be offered for sale, sold, transferred, assigned, pledged, hypothecated or otherwise disposed of unless there is an effective registration statement or other qualification relating to such securities under the 33 Act and any applicable state securities laws or unless the Company receives an opinion of counsel satisfactory to the Company that such registration or other qualification is not required in connection with such offer, transfer, sale, transfer, assignment, pledge, hypothecation or other disposition. The Company has no obligation to register or to cooperate in the registration of such securities. Each Member represents to each other Member and to the Company that such Member is an “accredited investor” as defined in Rule 501(a) under the 33 Act and that such Member’s purchase of a membership interest in the Company is solely for such Member and not directly or indirectly for or for the benefit of others and is purchased for investment purposes and not for resale.

2. Holding Period. Each Member agrees that it shall not transfer, except by operation of law upon the death or dissolution of the Member or pursuant to a buy-sell agreement approved in writing by the Company, any interest in the Company for a period of one year after the date of such Member’s execution of or accession to this Operating Agreement and then only in accordance with the provisions of this Operating Agreement and of the 33 Act and the regulations thereunder. William W. Cimino agrees that he shall not transfer, except by operation of law upon his death or pursuant to a buy-sell agreement approved in writing by the Company, any membership interest in the Company for a period of five years from the date he executes this Operating Agreement. The Members may, from time to time, grant exception to the holding requirements under this Subsection for a specified transfer upon the affirmative vote of two-thirds of the total outstanding Units in the Company excluding the Units held by the Member seeking such exemption at a meeting of Members duly called for such purpose. The Member seeking exemption shall not be permitted to vote the Units held by such Member on the issue of granting such exemption.

13. Resignation; Withdrawal of Capital. A Member may resign from the Company without the consent of the other Members, but such resignation shall under no circumstances entitle such resigned Member to any distribution or return of capital from the Company except as part of a general distribution to Members or dissolution of the Company. No Member may withdraw all or any part of a capital contribution except upon the unanimous consent of all Members.

14. Admission of Additional Members; Increases in Contributed Capital.

A. Admission of Members. One or more additional members may be admitted to the Company with the approval of the Management Committee.

B. Preemptive Rights. The preemptive rights provided below shall not apply to grants of options pursuant to Subsection 14.D, below, or to issuance of warrants pursuant to Subsection 14.E, below, or to issuance of membership interests in the Company pursuant to the exercise of such options or warrants, nor shall they apply to Units which may be issued in connection with admission of additional members by the Management Committee prior to December 31, 1998.

1. From Other Than a Member. Upon enactment of a resolution of the Management Committee to raise new capital from other than a Member (a “New Capital Contribution”), the Managers shall deliver to each Member notice of such New Capital Contribution and the amount thereof. Each of the then existing Members shall have the right for a period of ten business days (being a day other than a Saturday, a Sunday, or a day on which national banks are closed in Colorado) after the effective date of such notice to deliver to the Company a binding, irrevocable commitment in form and substance reasonably satisfactory to the Company to contribute to the Company additional capital in cash in an amount (which may be specified by the Management Committee to be in round amounts) up to the full amount of the New Capital Contribution, with the actual amount due from the Member to be determined in accordance with this Subsection. At the expiration of such ten business days, the Managers promptly shall give notice to each Member of the aggregate amount committed from existing Members, the amount due from each Member, and the due date (which shall be not less than ten days nor more than sixty days after the date of such notice) for payment of such committed additional capital amount. The amount due from each responding Member shall be (a) if the aggregate of all Members’ commitments is equal to or less than the New Capital Contribution, that Member’s commitment, or (b) if the aggregate of all Members’ commitments is greater than the New Capital Contribution, that Member’s commitment divided by the aggregate of all Member commitments with the result multiplied by the amount of the New Capital Contribution (subject to any round amount requirement).

2. From a Member. Except as provided in Subsection 14.B.1., additional capital contributions from a Member shall be accepted only in accordance with this Subsection 14.B.2. Upon receipt and approval by the Management Committee (which approval may be withheld in the sole discretion of the Management Committee) of a binding, irrevocable agreement from a Member (an “Additional Capital Contributor”) to contribute to the Company additional capital (which may be specified by the Management Committee to be in round amounts), subject to this Subsection, (an “Additional Capital Contribution”), the Managers shall deliver to each Member other than the Additional Capital Contributor notice of such Additional Capital Contribution and the amount thereof. Thereafter the provisions of Subsection 14.B.1 will apply to an Additional Capital Contribution in the same manner as to a New Capital Contribution; provided that the amount due from each responding Member and from the Additional Capital Contributor shall be that Member’s or Additional Capital Contributor’s commitment divided by the aggregate of all responding Member commitments plus the Additional Capital Contribution with the result multiplied by the amount of the Additional Capital Contribution (subject to any round amount requirement); and provided further, that if the result of this calculation is such that the proportional interest of an Additional Contributor in the Company is less after the Additional Contribution than before, such Additional Contributor shall have the right to increase its share of the Additional Contribution so that such proportional interest shall remain constant.

3. Authority of Management Committee to Waive Preemptive Rights. The Management Committee shall have the right and power to waive the preemptive rights of all, but not fewer than all, of the Members granted under Subsection 14.B. upon two-thirds vote of all of the members of the Management Committee then in office.

C. Valuation of Capital Contributions. Valuation by the Management Committee of capital contributions in other than cash or the enforceable obligation to pay cash shall be conclusive of such value and final and binding on all Members absent manifest error or willful misconduct amounting to fraud.

D. Options to Acquire Units. The Management Committee is authorized to grant options to acquire Units to employees, Managers, and consultants of the Company upon such terms and conditions as the Management Committee shall determine; provided, that (a) the exercise price of each such option shall equal or exceed the fair market value of the related Unit at the date of grant, and (b) it shall be a condition of the exercise of any such option that the holder executes and delivers to the Company an accession, in form and substance satisfactory to the Company, to this Operating Agreement in the form existing at the date of exercise. The determination of the Management Committee of the fair market value of a Unit at the date of grant shall be conclusive of such value and final and binding on all Members absent manifest error or willful misconduct amounting to fraud.

E. Warrants to Acquire Units. The Management Committee is authorized to issue warrants to acquire Units to such persons or entities and upon such terms and conditions as the Management Committee shall determine; provided, that (a) each warrant shall entitle the registered owner of the same to purchase one Unit at a price equal to or greater than the fair market value of such Unit at the date the warrant is issued, and (b) it shall be a condition of the purchase of any Unit pursuant to a warrant that the purchaser executes and delivers to the Company an accession, in form and substance satisfactory to the Company, to this Operating Agreement in the form existing at the date of purchase of such Unit. The determination of the Management Committee of the fair market value of a Unit at the date of issuance of a warrant shall be conclusive of such value and final and binding on all Members absent manifest error or willful misconduct amounting to fraud. [Added 12/05/03]

15. Meetings of Members.

A. Location. All meetings of the Members shall be held at such place either within or without the State of Colorado as shall be designated from time to time by the Management Committee and stated in the notice of the meeting or in a duly executed waiver of notice thereof.

B. Annual Meeting. Annual meetings of Members, commencing with the year 1999, shall be held on the first Tuesday of March if not a legal holiday, and if a legal holiday, then on the next business day following, at 10:00 a.m., or at such other date and time as shall be designated from time to time by the Management Committee and stated in the notice of the meeting. At the annual meeting Members shall elect Managers by a plurality vote and shall transact such other business as properly may be brought before the meeting. Written notice of the annual meeting of Members stating the place, date and hour of the meeting shall be given to each Member entitled to vote at such meeting not less than ten nor more than fifty days before the date of the meeting.

C. List of Members. The Manager who has charge of the register of Members and Units of the Company shall prepare and make, at least ten days before every meeting of Members, a complete list of the Members entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each Member and the number of Units registered in the name of each Member. Such list shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

D. Special Meetings. A special meeting of the Members for the purpose of considering any matter or matters that properly may be considered by a meeting of the Members may be called by the Chair of the Management Committee and shall be called by the Chair of the Management Committee at the request in writing of a majority of the Management Committee or at the request in writing of Members owning of record fifteen percent (15%) or more of the total outstanding Units in the Company. Such request shall state the specific purpose or purposes of the proposed meeting.

E. Notice of Special Meeting. Written notice of a special meeting, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be given not less than ten nor more than fifty days before the date of the meeting to each Member entitled to vote at such meeting.

F. Business to be Transacted. Business transacted at any special meeting of Members shall be limited to the purposes stated in the notice; provided that at the sole discretion of the Chair of the Management Committee the notice may include as a purpose of the meeting consideration of such other business as properly may be brought before the meeting.

G. Quorum. Members being the record owners of a majority of the Units present in person or represented by proxy shall constitute a quorum at all meetings of the Members for the transaction of business. If such quorum shall not be present or represented at any meeting of the Members, the Members entitled to vote at such meeting present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented by proxy. At such adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting.

H. Required Vote. When a quorum is present at any meeting, the vote of Members being the record owners of a majority of the Units present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law or this Operating Agreement, a different vote is required in which case such express provision shall govern and control the decision of such question.

I. One Vote per Unit; Proxy Voting; Cumulative Voting Not Permitted. Each Member shall at every meeting of the Members be entitled to one vote in person or by proxy for each Unit held of record by such Member, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period. Cumulative voting shall not be permitted.

J. Action by Written Consent. Any action which may be taken or is required to be taken at any annual or special meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote if a consent in writing, stating the action so taken, shall be signed by Members being the record owners of a number of Units not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote on the action were present and voted. Prompt notice of the taking of the action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

K. Participation by Telephone Conference. Members may participate in any meeting of Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

16. Allocation of Profits and Losses. For the fiscal year ending December 31, 1998 and for each fiscal year thereafter for which the Company records a net loss under generally accepted accounting principles, income, gain, loss, deduction or credit of the Company shall be allocated among Members in proportion to their respective capital account balances. For each fiscal year ending after December 31, 1998 for which the Company records net income under generally accepted accounting principles, income, gain, loss, deduction or credit of the Company shall be allocated among Members in proportion to the weighted average number of Units owned of record by each Member during such fiscal year. The determination and maintenance of the Members’ capital accounts, and any adjustments to such capital accounts, for all purposes other than those specifically addressed in this Section 16, shall be made consistent with tax accounting and other principles in Section 704(b) of the Internal Revenue Code and regulations under such section. No capital contribution or capital account shall be entitled to interest thereon. Notwithstanding the foregoing, when a Member’s capital account reaches a zero balance, all losses and other allocations which would reduce such account shall not be allocated to such Member but shall be allocated among all Members having positive capital account balances pro rata based on such positive balances until no Member has a positive capital account balance, at which time such losses and other allocations which would reduce a capital account shall be allocated as provided in the first two sentences of this paragraph.

17. Distributions. Distributions shall be made to the Members only at the times and in the aggregate amounts determined by the Management Committee. Distributions of cash or other assets of the Company shall be allocated among the Members in proportion to the number of Units owned of record by each Member. Notwithstanding any provision to the contrary contained in this Operating Agreement, (a) the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Act, or any provision of the Internal Revenue Code or other applicable law, and (b) in the event of a liquidating distribution, either of the Company or of a Member’s interest, all items of income, gain, loss, deduction and credit shall be allocated to Members’ capital accounts as provided in Section 16 before any final distribution, and a final distribution shall be made to Members first to the extent of the positive balance in a Member’s capital account and, to the extent permitted by applicable U.S. Treasury regulations, after adjusting capital accounts in a manner that, to the extent possible, will result in positive capital account balances to permit such distribution in accordance with positive capital account balances. Upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the U.S. Treasury Regulations, if any Member’s capital account, after all applicable adjustments, has a negative balance, such Member shall have no obligation to make any capital contribution to the Company, and such negative balance shall not be considered a debt owed by such Member to the Company or to any other person for any purpose.

18. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

19. Exculpation and Indemnification. No Member or Manager shall be liable to the Company, any other Member or any other person or entity who has an interest in the Company for loss, damage or claim incurred by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner such Member or Manager reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Operating Agreement, except that a Member or Manager shall be liable for any such loss, damage or claim incurred by reason of such Member’s or Manager’s gross negligence or willful misconduct. To the full extent permitted by applicable law, a Member or Manager shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Member or Manager by reason of any act or omission performed or omitted by such Member or Manager in good faith on behalf of the Company and in a manner which such Member or Manager reasonably believed to be within the scope of the authority conferred on such Member or Manager by this Operating Agreement, except that no Member or Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Member or Manager by reason of gross negligence or willful misconduct; provided, that any indemnity under this Section shall be provided out of and to the extent of Company assets only, and no Member shall have personal liability on account thereof.

20. Notices.

A. How Given. Whenever, under the provisions of applicable law or this Operating Agreement, notice is required to be given to any Manager or Member, it shall not be construed to require personal notice, but such notice may be given to any Manager or Member personally in writing or by telephone; or in writing by mail, addressed to such Manager or Member at the address for the same in the records of the Company, with postage thereon prepaid; or in writing by facsimile addressed to such Manager or Member at the facsimile number for the same in the records of the Company; or by recognized national or, in the case of a foreign addressee, international courier service, addressed to such Manager or Member at the address for the same in the records of the Company. Notice given in person shall be effective at the time it is delivered in writing or by telephone; notice given by mail shall be deemed to be given three days after the date it is deposited with the United States Postal Service; notice given by facsimile shall be deemed to be given upon completion of transmission of the same and electronic confirmation of receipt generated by the sending machine; and notice given by recognized courier service shall be deemed to be given on the business day after the same is deposited with such courier service for delivery within the United States, or on the second business day after the same is deposited with such courier service for delivery outside the United States. Notice to any Manager or Member also may be given by telegram or cable addressed to such Manager or Member at the address for the same on the records of the Company and shall be deemed to be given on the day after it is placed in the hands of the telegraph or cable agency. An affidavit signed by the Manager or the person designated by the Management Committee to serve as its secretary giving such notice stating that notice has been given to a person or persons and specifying the text of the notice given, the person to whom and the address or facsimile number to which it was given, the method by which it was given, and the date on which it was given or placed into the hands of the transmitting or delivery agency shall, in the absence of fraud, be conclusive evidence of the facts stated therein.

B. Waiver. Whenever any notice is required to be given under the provisions of applicable law or of this Operating Agreement, a waiver of notice in writing, signed by the person entitled to such notice, regardless of when signed, shall be equivalent to the giving of such notice. By attending a meeting, a Manager or Member (1) waives objection to lack of notice or defective notice of such meeting unless the Manager or Member, at the beginning of the meeting, objects to the holding of the meeting or the transacting of business at the meeting; and (2) waives objection to consideration at such meeting of a particular matter not within the purpose or purposes described in the meeting notice unless the Manager or Member objects to considering the matter when it is presented.

21. Duration and Continuity of the Company. The duration of the Company shall be perpetual. No resignation, transfer of the membership interest, bankruptcy, incapacity, or death of or other event affecting a Member shall cause the dissolution of the Company. The Company may be dissolved by affirmative vote at a meeting of Members duly called for such purpose of two-thirds of the total outstanding Units in the Company.

22. Sale of Assets. The Company may sell all or substantially all of its assets upon affirmative vote at a meeting of Members duly called for such purpose of two-thirds of the total outstanding Units in the Company. The Company may sell less than substantially all of the assets of the Company at any time and from time to time upon approval of the Management Committee in its sole discretion.

23. General Provisions.

A. Statement of the Business. The Management Committee shall present at each annual meeting of the Members and at any special meeting of the Members when called for in the notice of the meeting a full and clear statement of the business and condition of the Company, including without limitation financial statements of the Company for the most recently ended fiscal year and quarter, comprising at least a balance sheet, income statement, statement of cash flow, and statement of Members’ equity, prepared in accordance with generally accepted accounting principles consistently applied (or with notes detailing any change in accounting principles).

B. Checks. All checks, drafts, notes, and other orders for payment of money of the Company shall be signed by such Manager or Managers or such other person or persons as the Management Committee may from time to time designate.

C. Fiscal Year and Accounting Method. The fiscal year of the Company shall be the year ending December 31. The Management Committee may change the fiscal year of the Company if the Company is eligible for such change and may select and change, as permitted by applicable law, the accounting method to be used by the Company. Any change in fiscal year shall not require amendment of this Subsection.

D. Tax Classification. The Company shall be classified as a partnership for federal and state income tax purposes. The Company shall comply with all requirements of the United States Internal Revenue Code and relevant state income tax laws regarding preparation and filing of income tax returns and provision of information to Members.

E. Bank Accounts. The Management Committee may authorized one or more Managers to establish in the name of the Company, operate, and close checking, savings, investment, and other financial accounts in one or more financial institutions selected by the Management Committee and to deposit or invest the assets of the Company in such accounts.

F. Title to Assets. All assets of the Company shall be held in the name of the Company and not in the name of any Member, Manager or other individual or entity; provided, that the Management Committee may establish and make capital contributions and loans to such subsidiaries or joint ventures as it may determine.

G. Seal. The seal of the Company shall be in such form as authorized by law and designated by the Management Committee. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced on any documents and instruments which a Manager is authorized to sign on behalf of the Company and on which such Manager determines such seal should be impressed, affixed or reproduced.

H. Officers. The Management Committee may designate one or more officers of the Company with such duties as it may prescribe, including by way of example a President, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Administrative Officer, Chief Technical Officer, one or more Vice Presidents, a Secretary and a Treasurer. Such officers may but need not be Members or Managers. The Management Committee may set compensation for such officers and other employees of the Company.

24. Dispute Resolution. All disputes arising between or among any of the Members or any Member and the Company in any way under or in respect of this Operating Agreement, if the same cannot be settled by mediation as provided below, shall be resolved by arbitration in accordance with the arbitration rules of J*A*M*S/Endispute then in effect and determined by J*A*M*S/Endispute to be applicable to commercial disputes of the nature presented. Any Member or the Company seeking resolution of a dispute under this Section may give written notice to the Company and to each Member and to J*A*M*S/Endispute in Denver, Colorado, demanding mediation of the dispute. The Company and any Member shall be entitled to intervene in and become a party to any such dispute within twenty days after receipt of notice demanding mediation by giving written notice of intervention to the Company, each Member and J*A*M*S/Endispute in Denver, Colorado. Each party shall cooperate in mediation. In the event the dispute is not settled within sixty days after demand for mediation, any party to the dispute may demand settlement by arbitration by giving written notice demanding arbitration to each other party and J*A*M*S/Endispute in Denver, Colorado. Costs of mediation and arbitration payable to or through J*A*M*S/Endispute shall be paid one-half by the party demanding mediation or arbitration, as the case may be, and one-half by the other parties, provided that the Company shall not bear any costs of mediation or arbitration unless it demands such mediation or arbitration of a dispute, and provided further, that if any party other than the party demanding arbitration shall fail to pay such costs in a timely manner, such costs may be paid by any other party, and the arbitrator(s), at the conclusion of the arbitration and subject to the provision below regarding award of costs, shall enter against the party failing to pay such costs an order that such party repay such costs to the party initially paying them. All costs of counsel and all other costs of preparing for and of participating in mediation and arbitration shall be borne by the party incurring such costs, unless, in an arbitration, the arbitrator(s) determine that an award of costs reasonably incurred in connection with such arbitration is required in the substantial interests of justice. All proceedings shall take place in the Denver, Colorado metropolitan area in the English language. The arbitration award shall be final and binding and may be enforced in any court of competent jurisdiction.

25. Separability of Provisions. Each provision of this Operating Agreement shall be considered separable and if for any reason any provision or provisions in this Operating Agreement are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Operating Agreement which are valid, enforceable and legal.

26. Governing Law. This Operating Agreement in all respects shall be governed by and construed under the laws of the State of Colorado (without regard to the conflicts of law provisions of such laws or conflicts of law principles generally).

27. Amendments. This Operating Agreement may be modified, altered, supplemented or amended by vote at a meeting of Members duly called for such purpose of two-thirds of the total outstanding Units in the Company.

IN WITNESS WHEREOF, William W. Cimino and Douglas D. Foote, Trustee for William W. Cimino, have entered into this Operating Agreement, and this Operating Agreement has been acknowledged and agreed to by the Company, as of the 31st day of July, 1998.

/ William W. Cimino /	/ Douglas D. Foote /

[Amended December 30, 1998 (Article 16 amended and restated).

Amended January 30, 2002 (Article 10 amended and restated; Article 14, Paragraph B amended by addition of subparagraph 3.

Amended December 5, 2003 (Article 14, paragraphs B and D amended and restated, paragraph E added.]

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